EXHIBIT 99.1

                         [AUTOLIV, INC. LETTERHEAD]

     P R E S S   R E L E A S E

     FOR IMMEDIATE RELEASE

     CONTACT:
     Kathy Whitehead                       Mats Oedman
     Manager Marketing Communications      Director, Investor Relations
     Autoliv ASP, Inc.                     Autoliv Inc.
     (801) 625-4952                        +46 (8) 402 0623

              COMBINATION OF MORTON AUTOMOTIVE SAFETY PRODUCTS
                          AND AUTOLIV AB COMPLETED

                            AUTOLIV INC. FORMED

     MAY 1, 1997 - Autoliv Inc., the world's leading supplier of automotive safety components and systems, was formed today upon completion of the combination of Morton International's Automotive Safety Products group in the United States and Swedish-based Autoliv AB. Trading in the new company's shares will begin today on the New York Stock Exchange (NYSE: ALV) and trading in the company's Swedish depository receipts will commence tomorrow on the Stockholm Stock Exchange (SSE: ALIV).

          The new company will have more than 25,000 shareholders with 60 percent of its shares in the United States, 20 percent in Sweden and the remaining 20 percent in the rest of Europe. Based on the current stock price for the Autoliv AB shares, the market capitalization of Autoliv Inc. is approximately U.S. $3.5 billion. The new company employs 15,000 people in 25 vehicle-producing countries worldwide, with 1996 pro forma sales of approximately $3.2 billion. Fifty-five percent of its sales are in Europe, 35 percent in North America and 10 percent in the rest of the world.

          "This merger of equals brings together the highest quality products and customer service capabilities in the world," said Gunnar Bark, chairman and chief executive officer, Autoliv Inc. and chairman of Autoliv AB. "Autoliv is now the industry innovator and leader in automotive safety."

          "The combination of these two premier companies creates a world-class leader in the global market for automotive safety products," said Fred J. Musone, chief operating officer of Autoliv Inc. Mr. Musone continued: "Autoliv is a specialist in the area of automotive safety and is a development partner with virtually all major automotive manufacturers around the world."

          Under the terms of the merger and assuming 100% acceptance of the exchange offer being made by Autoliv Inc. to holders of Autoliv AB shares, Morton shareholders will receive a 46.5% interest in Autoliv Inc. (or .341 of an Autoliv Inc. share per Morton share), and Autoliv AB shareholders will receive a 53.5% interest in Autoliv Inc. (or one Autoliv Inc. share per Autoliv AB share). As previously announced, the merger was approved by Morton at its April 24 special meeting of shareholders, and to date 92.5% of the Autoliv AB shares have been tendered in the exchange offer.

          To enable Autoliv AB shareholders who have not yet accepted the Exchange Offer to do so, Autoliv Inc. has extended the acceptance period until May 9, 1997. Settlement of shares tendered during such extension is expected to take place on May 14, 1997. During such extension of the acceptance period, shareholders will not have withdrawal rights. Subsequent to the expiration of the extended acceptance period, Autoliv Inc. intends to initiate a compulsory acquisition process in order to acquire any remaining outstanding shares of Autoliv AB. Payment for the Autoliv securities so acquired will be made after a tribunal has determined the price, which determination may take up to two years, and may be further delayed until any appeals from the decision of the tribunal have been finally resolved.

          Autoliv Inc. manufactures airbags for driver, passenger and side-impact applications, inflatable knee bolsters, seat belts, pretensioners, whiplash protection systems, steering wheels, seat components, child restraints, sensors and electronics for virtually all major automotive manufacturers in the world. In addition, the company has more research and development centers around the world, including 14 test tracks, than any other automotive safety supplier.

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